Exhibit 99.1

HAMPSHIRE REPORTS
THIRD QUARTER 2013 RESULTS

New York, NY, November 12, 2013 -- Hampshire Group, Limited (OTC Markets: HAMP) today announced its results for the third quarter ended September 28, 2013.

For the quarter ended September 28, 2013, the Company reported net sales of $25.0 million and a loss from continuing operations of $1.4 million, or $0.18 per share, as compared to net sales of $35.1 million and a loss from continuing operations of $0.3 million, or $0.04 per share, for the same period of 2012. The decrease in net sales resulted from lower volume caused from the expiration of licensing agreements with Geoffrey Beene and Joseph Abboud at the end of 2012. These declines accounted for approximately $9.0 million of the total decline which was partially offset by a slight increase in net sales in our Rio Garment division.

Gross profit for the quarter ended September 28, 2013 was $5.4 million, or 21.6% of net sales, compared to $7.0 million, or 19.9% of net sales, in the same period of 2012. The decrease in gross profit was primarily due to the decrease in net sales from the expiration of licensing agreements with Geoffrey Beene and Joseph Abboud. The improvement in the gross profit margin primarily resulted from a sales mix change from the same period of 2012.

Selling, general and administrative (“SG&A”) expenses for the quarter ended September 28, 2013 were $8.1 million, or 32.2% of net sales, compared to $7.3 million, or 20.7% of net sales, in the same quarter of 2012. The increase in SG&A expenses resulted primarily from two items. First, rent expense increased in the quarter ended September 28, 2013 as compared to the same period of 2012 because the period in 2012 contained a one-time credit to rent expense resulting from a reduction in the Company’s estimated loss on lease obligation liability related to its New York office. Second, freight and warehouse charges increased in the quarter ended September 28, 2013 as compared to the same period of 2012 resulting from higher shipping charges at Rio Garment which the Company does not expect to recur.

For the quarter ended September 28, 2013, the Company’s earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, was negative $2.0 million compared to negative $0.4 million for the same period of 2012. Adjusted EBITDA, which excludes contract termination charges, restructuring costs and stock-based compensation expense, was negative $1.6 million compared to $0.1 million for the comparable period of 2012. (See the Non-GAAP Reconciliation table in the Selected Unaudited Financial Data section of this press release).

The Company concluded the quarter ended September 28, 2013 with $2.0 million in cash and cash equivalents as compared to $12.5 million as of December 31, 2012. The decline in cash was primarily the result of seasonal increase in inventory and accounts receivables. Working capital increased to $24.1 million at the conclusion of the quarter ended September 28, 2013 as compared to working capital of $22.8 million as of December 31, 2012.

“While the third quarter results remain poor and disappointing, the Company continues to make significant progress towards the restructuring of the business as we re-engineer most of the Company’s operating procedures,” said Paul Buxbaum, CEO of Hampshire Group. “We remain encouraged that the results of this work will begin to affect the Company’s operating performance in 2014 and beyond.”

Third Quarter Corporate Highlights

●

On September 26, 2013, the Company and certain of its subsidiaries entered into a Credit Agreement (the “Credit Agreement”) and related agreements with Salus Capital Partners, LLC providing for: (i) a $27.0 million revolving credit facility (which includes up to $15.0 million for letters of credit) and (ii) a $3.0 million term loan. At the request of the Company, availability under the revolving credit facility can be increased by up to an additional $20.0 million (for a total availability under the revolving credit facility of $47.0 million), subject to the satisfaction of certain conditions. Available borrowings under the revolving credit facility are limited to a borrowing base, generally consisting of specified percentages of inventory and trade receivables, less the total of availability reserves established under the Credit Agreement (including a $3.5 million availability block). The Credit Agreement will expire, and all outstanding loans will become due and payable, on September 26, 2016. This facility replaces the Company’s prior credit facility with Wells Fargo.

Hampshire Group, Limited (www.hamp.com), along with its wholly-owned subsidiaries, Hampshire Brands, Inc. and Rio Garment S.A. is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K for the year ended December 31, 2012 and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: A prolonged period of depressed consumer spending; use of foreign suppliers for raw materials and manufacture of our products including a manufacturing facility based in Honduras; lack of an established public trading market for our common stock; decreases in business from or the loss of any one of our key customers; financial instability experienced by our customers; chargebacks and margin support payments; loss of or inability to renew certain licenses; change in consumer preferences and fashion trends, which could negatively affect acceptance of our products by retailers and consumers; failure of our manufacturers to use acceptable ethical business practices; failure to deliver quality products in a timely manner; problems with our distribution system and our ability to deliver products; labor disruptions at ports, our suppliers, manufacturers or distribution facilities; failure, inadequacy, interruption or security lapse of our information technology; failure to compete successfully in a highly competitive and fragmented industry; challenges integrating any business we have acquired or may acquire; potential impairment of acquired intangible assets; unanticipated expenses beyond the amount reserved on our balance sheet or unanticipated cash payments related to the ultimate resolution of income and other possible tax liabilities; significant adverse changes to international trade regulations; loss of certain key personnel which could negatively impact our ability to manage our business; risks related to the global economic, political and social conditions; fluctuation in the price of raw materials adversely affecting our results of operations; energy and fuel costs are subject to adverse fluctuations and volatility; potential restrictions in our ability to borrow under our revolving credit facility; and our ability to borrow under or repay our credit facility.

CONTACTS

Investors:

Benjamin C. Yogel

Lead Director, Hampshire Group

byogel@mrccapital.com

(212) 561-1255

Hampshire Group, Limited

Selected Unaudited Financial Data

	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	September 28, 2013	September 29, 2012	September 28, 2013	September 29, 2012
Net sales	$25,025	$35,116	$70,075	$74,726
Cost of goods sold	19,631	28,145	55,971	59,825
Gross profit	5,394	6,971	14,104	14,901
Selling, general and administrative expenses	8,068	7,258	24,064	21,747
Lease litigation settlement	—	—	(6,113)	—
Loss from operations	(2,674)	(287)	(3,847)	(6,846)
Other income (expense):
Interest income	—	1	1	2
Interest expense	(139)	(167)	(318)	(330)
Other, net	126	147	180	168
Loss from continuing operations before income taxes	(2,687)	(306)	(3,984)	(7,006)
Income tax (benefit) provision	(1,289)	10	(1,025)	102
Loss from continuing operations	(1,398)	(316)	(2,959)	(7,108)
Loss from discontinued operations, net of taxes	(519)	(1,206)	(3,206)	(3,134)
Net loss	$(1,917)	$(1,522)	$(6,165)	$(10,242)
Basic loss per share:
Loss from continuing operations	$(0.18)	$(0.04)	$(0.39)	$(0.99)
Loss from discontinued operations, net of taxes	(0.07)	(0.16)	(0.43)	(0.43)
Net loss	$(0.25)	$(0.20)	$(0.82)	$(1.42)
Diluted loss per share:
Loss from continuing operations	$(0.18)	$(0.04)	$(0.39)	$(0.99)
Loss from discontinued operations, net of taxes	(0.07)	(0.16)	(0.43)	(0.43)
Net loss	$(0.25)	$(0.20)	$(0.82)	$(1.42)

Weighted-average number of shares outstanding:
Basic	7,738	7,451	7,564	7,190
Diluted	7,738	7,451	7,564	7,190

NON-GAAP RECONCILIATION:
Net loss	$(1,917)	$(1,522)	$(6,165)	$(10,242)
Interest expense, net	139	166	317	328
Income tax (benefit) provision	(1,289)	10	(1,025)	102
Depreciation and amortization	1,022	947	2,759	2,819
EBITDA	(2,045)	(399)	(4,114)	(6,993)
Contract terminations	92	—	660	—
Restructuring costs	27	260	922	433
Stock-based compensation	320	199	93	567
Lease litigation settlement	—	—	(6,113)	—
Adjusted EBITDA	$(1,606)	$60	$(8,552)	$(5,993)

The Company believes that supplementing its financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP) with certain non-GAAP financial measures, as defined by the Securities and Exchange Commission (“SEC”), provides a more comprehensive understanding of the Company’s results of operations. Such measures include EBITDA and Adjusted EBITDA and should not be considered an alternative to GAAP financial measures, but instead should be read in conjunction with the GAAP financial measures. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K for the year ended December 31, 2012 and its Form 10-Q for the quarter ended September 28, 2013 and other SEC filings, which advise interested parties of certain factors that affect the Company’s business.

SELECTED BALANCE SHEET DATA:

(excluding discontinued operations)	September 28, 2013	December 31, 2012
Cash and cash equivalents	$1,998	$12,500
Accounts receivable, net	$14,910	$8,124
Inventories, net	$32,184	$20,174
Borrowings under credit facility	$13,395	$—
Working capital	$24,082	$22,761

###

4